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Exhibit 5.19

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Yamana Gold Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled "Sao Vicente Technical Report for an Open Pit; Gravity Concentration and Heap Leach Project in Brazil" dated November 2006 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: July 19, 2007

/s/ KARL M. KOLIN
Karl M. Kolin

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Exhibit 5.19